Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2025

Keene, N.H. October 31, 2025 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.31 per unit for the fourth quarter of fiscal 2025, payable on November 26, 2025 to owners of record on November 14, 2025. This compares to a distribution of $0.02 per unit for the fourth quarter of fiscal 2024.

In accordance with the agreements between the Trust and the operating companies, the Trust's monthly scheduled royalty payments are paid based on the amount of royalties that were payable to the Trust in the prior calendar quarter. Adjustments to the scheduled payments occur when scheduled payments differ from actual results. The significant increase in the year-over-year fourth quarter distribution results primarily from the lack of negative adjustments. The large carry over negative adjustments from both the third quarter of fiscal 2024 and the calendar 2023 negative adjustment totaling $3,395,332 impacted the 2024 fourth quarter distribution. For the quarter ending October 31, 2025, there was a small negative adjustment of $10,152 from the prior quarter. Further details will be available in the 10-K scheduled to be released on or about December 31, 2025.

The cumulative 12-month distribution, which includes the November 2025 distribution and the three prior quarterly distributions, is $0.81 per unit. This 12-month cumulative distribution is 69%, or $0.33 per unit, higher than the prior 12-month distribution of $0.48 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August, and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.